Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
To the Board of Directors
Memorial Production Partners GP LLC:
We consent to the use of our report dated June 10, 2011 with respect to the statements of revenues and direct operating expenses of the natural gas and oil properties acquired from Forest Oil Corporation for the years ended December 31, 2009 and 2008 included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Oklahoma City, OK
November 9, 2011